Exhibit 3.1

                           CERTIFICATE OF ELIMINATION

                                       OF

                                 IONATRON, INC.


      IONATRON, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

      That the following resolutions were adopted by the Board of Directors of IONATRON, INC. on October 18, 2005:

      "RESOLVED, that this Corporation will not in the future issue any shares of its 10% Series A Convertible Preferred Stock, par value $.001 per share, no shares of which are currently outstanding, pursuant to the Certificate of Designation that was filed with the office of the Secretary of State of the State of Delaware on August 19, 1992 and amended on September 16, 1992, December 24, 1992 and January 29, 1993; and further


      RESOLVED, that the President and Chief Executive Officer, the Chairman and the Vice President of Finance of this Corporation be, and hereby is, authorized and directed to file a certificate setting forth these resolutions pursuant to
Section 151(g) of the General Corporation Law of the State of Delaware so that, pursuant to such Section 151(g), the Certificate of Designation shall be eliminated from this Corporation's Certificate of Incorporation and the shares previously designated by the Certificate of Designation shall revert to the status of authorized and unissued shares of Preferred Stock of this Corporation for which powers, designations, preferences and relative, participating, optional or other rights, if any, or the qualifications, limitations or restrictions thereof, if any, shall not have been set forth in the Certificate of Incorporation of this Corporation or any amendment thereto; and further


      RESOLVED, that the President and Chief Executive Officer, the Chairman and the Vice President of Finance of this Corporation be, and hereby is, authorized, for and on behalf of this Corporation, to execute and deliver any and all agreements, instruments and documents, and to do any and all other acts and things as they or any of them may deem necessary or appropriate to carry out fully the intent and purpose of the foregoing resolutions."


Dated: October 27, 2005
                                                      IONATRON, INC.


                                                       By: /s/Robert Howard
                                                           ---------------------
                                                     Name: Robert Howard
                                                    Title: Chairman of the Board